Exhibit 99.1

AUXILIUM ANNOUNCES RESULTS OF THE XIAFLEX® IN

DUPUYTREN’S MULTICORD CONTRACTURE TRIAL

— Expects to submit supplemental Biologics License Application to the FDA in the first quarter of 2014 that supports potential labeling expansion for concurrent treatment of multiple palpable cords—

CHESTERBROOK, Pa., November 18, 2013 —   Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a fully integrated specialty biopharmaceutical company, today announced the results of the MULTICORD (Multiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytren’s) study, an open-label, Phase 3b study (AUX-CC-867) of the treatment of multiple joints injected concurrently.  It is the largest interventional clinical study for the treatment of Dupuytren’s contracture to date.  The study demonstrated that two concurrent injections of XIAFLEX® (collagenase clostridium histolyticum or CCH) in patients with multiple Dupuytren’s contractures resulted in comparable improvement in joint contracture and range of motion to those seen in previous studies when XIAFLEX was administered as single injections, 30 days apart.  Adverse event (AE) rates were also comparable to single injection administration 30 days apart.

We believe the results of this global, multicenter Phase 3b trial, together with data from the Company’s earlier MULTICORD studies (AUX-CC-861 and AUX-CC-864), support the Company’s planned supplemental Biologics License Application (sBLA) submission to the U.S. Food and Drug Administration (FDA) in the first quarter of 2014 seeking expansion of the labeling for the concurrent treatment of multiple palpable cords.

The MULTICORD study found that concurrent injections of XIAFLEX reduced total fixed flexion contracture (FFC) by an average of 74.4 percent and improved the total range of motion by a combined average 66.6 degrees.  Hand functionality as measured by the URAM (Unité Rhumatologique des Affections de la Main) scale, a 9-item validated scale developed to assess functional outcome of patients suffering from Dupuytren’s disease, improved an average of 12.3 points.  The estimated clinically important change of the URAM scale is 2.9 points.(i)

The timing of the finger extension procedure was also examined in this study.  XIAFLEX injection is currently followed by the finger extension procedure at 24 hours when needed.  In MULTICORD, finger extension was performed at 24, 48 or 72 hours.  There was no difference in the efficacy or safety profile based upon finger extension times.

“In my opinion, the results of this study are important since it is estimated that 35 to 40 percent of Dupuytren’s surgical procedures each year in the U.S. are performed to treat more than one cord at the same time,” said F. Thomas D. Kaplan, M.D., of the Indiana Hand to Shoulder Center, Indianapolis, Indiana. “I believe these findings are encouraging as they suggest that XIAFLEX may provide a non-surgical option for treating multiple cords in one office visit.”

The most common treatment-related AEs reported in this study were mild or moderate and consistent with those seen in the Phase 3 clinical studies utilizing single injections.  The most common were swelling, contusion and pain in extremity.  Six treatment related or possibly treatment related serious adverse events (SAEs)  were observed among the 715 subjects enrolled, including one tendon rupture, one case of serious allergic reaction / possible anaphylaxis, one case of post procedural hemorrhage, one case of lymphangitis, one case of deep vein thrombosis/pulmonary embolism and one case of post injection malaise, swelling and pain.

About the Study

In this global, multicenter, open label Phase 3b study, 715 patients received two XIAFLEX injections (0.58 mg per injection) into cords of two affected joints in the same hand during one office visit, followed by finger extension approximately 24, 48 or 72 hours later.  Efficacy at post-injection day 15, 31 and 61 included: change in FFC and range of motion, patient satisfaction, physician-rated improvement and rates of clinical success.  Safety was monitored by recording AEs throughout the study period.

About Dupuytren’s Contracture

Dupuytren’s disease is a progressive condition affecting the hand, specifically the layer of tissue just under the skin of the palm and fingers.  While this layer of tissue normally contains collagen, in patients with Dupuytren’s there is an increase in the amount of collagen produced. Abnormal collagen build-up results in nodule and cord formation that worsens over time.  Eventually, rope-like collagen cords may form, thicken and shorten, causing the fingers to be drawn in toward the palm. This thickening and shortening of the Dupuytren’s cord can reduce the finger’s range of motion (how much a person can move or straighten them). Once the Dupuytren’s collagen cord can be felt, it is referred to as a “palpable cord.” (ii),(iii)

About XIAFLEX (collagenase clostridium histolyticum or CCH)

XIAFLEX (collagenase clostridium histolyticum or CCH) is made up of two enzymes (AUX I and AUX II) that are thought to work together to break down collagen.  XIAFLEX is approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord.  A sBLA for XIAFLEX for the treatment of Peyronie’s disease (PD) has been submitted to the FDA.  Additionally CCH is currently being studied in clinical trials in the following collagen-related conditions, frozen shoulder syndrome (Phase 2), cellulite (Phase 2), and lipoma (Phase 2).  XIAFLEX has been granted orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.  Auxilium markets Testim (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX (collagenase clostridium histolyticum (CCH) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Swedish Orphan Biovitrium AB has marketing rights for XIAPEX (the EU tradename for CCH) in 71 Eurasian and African countries.  Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium also markets TESTOPEL, a long-acting implantable testosterone replacement therapy, Edex, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with three other non-promoted products, in the U.S.  Auxilium has exclusive marketing rights in the U.S. and Canada for

STENDRA, an oral erectile dysfunction therapy.  Auxilium has three projects in clinical development.  XIAFLEX is currently under regulatory review by the U.S. FDA for the treatment of Peyronie’s disease.  CCH is in Phase 2 of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and Phase 2 of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about the Company’s support for and plans to submit a request for a label expansion to the FDA regarding concurrent treatment of multiple palpable Dupuytren’s cords, the opportunity to broaden the utilization of XIAFLEX and the importance of and potential for XIAFLEX to be used to treat multiple cords in one office visit, the efficacy and safety profiles of XIAFLEX, continued evaluation of XIAFLEX, and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

James E. Fickenscher / CFO	Nichol Ochsner/ Senior Director, IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	nochsner@auxilium.com

(i)

Beaudreuil J. Unite´ Rhumatologique des Affections de la Main (URAM) Scale: Development and Validation of a Tool to Assess Dupuytren’s Disease—Specific Disability. Arthritis Care & Research. Vol. 63, No. 10, October 2011: 1448—1455.

(ii)	Luck JV. Dupuytren’s contracture: a new concept of the pathogenesis correlated with surgical management. J Bone Joint Surg Am. 1959;41(4):635-664.
(iii)	Desai SS, Hentz VR. Collagenase clostridium histolyticum for Dupuytren’s contracture. Expert Opin Biol Ther. 2010;10(9):1395-1404.